NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Reports
Third-Quarter and Nine Month Earnings;
Reports on Pending Acquisition
Earnings Total $0.69 per Share in the Third Quarter

Clinton, Connecticut, November 9, 2012 – Connecticut Water Service, Inc. (NASDAQ GS: CTWS) (“CTWS” or the “Company”) announced net income of $6 million, or earnings per basic average share (EPS) of $0.69, on total revenues of $26.5 million in the third quarter of 2012. This was an increase in income of $4.3 million, or EPS of $0.26, from total revenues of $22.2 million recorded in the third quarter of 2011. Total revenues include all revenues generated by the Company’s three business segments: Water Activities, Services and Rentals, and Real Estate.
CTWS’s results for the third quarter of 2012 include a contribution of $567,000 to net income, or EPS of $0.07, from The Maine Water Company, excluding CTWS’s approximately $274,000 of financing costs of the acquisition.

Maine Water Acquisition and Q2 Results

On January 1, 2012, CTWS acquired from Aqua America, Inc. its former Maine subsidiary, Aqua Maine, Inc., which was renamed The Maine Water Company (“Maine Water”). The third quarter 2011 results do not include Maine Water.
Eric W. Thornburg, Chairman, President and Chief Executive Officer, stated: “The integration of Maine Water into CTWS continues to be seamless and customers and shareholders are benefiting from the sharing of resources and best practices among our operations.”

Third Quarter Operating Results

In the third quarter of 2012, net income in the Company’s core business, the Water Activities Segment, was $5.7 million, or EPS of $0.65, on revenues of $24.9 million. In the same period of 2011, net income from the segment totaled $3.3 million, or EPS of $0.39, on revenues of $21.0 million. Excluding Maine Water, CTWS saw an increase in revenue from the Water

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Activities Segment of $838,000, which was largely attributable to warm, dry weather in the quarter and a 2.6% increase in the WICA (Water Infrastructure and Conservation Adjustment) surcharge since the third quarter of 2011.
The Company saw consistent performance from its Services and Rentals Segment in the third quarter of 2012, which contributed $329,000 to net income, or EPS of $0.04, compared to $296,000, or EPS of $0.03, in the third quarter of 2011.
Operating expenses increased $0.9 million to $16.7 million in the third quarter of 2012. Excluding the operating expenses attributable to Maine Water, operating expenses for the Company decreased $1.3 million, or 8.4%. The decrease was primarily related to tax benefits associated with the recently completed refinancing of long-term debt of The Connecticut Water Company.
Mr. Thornburg stated, “Favorable summer weather and cost containment in our Water Activities segment drove our increased earnings for the quarter. In October, the Company completed a refinancing of $54.6 million in long-term debt that is anticipated to reduce expenses by approximately $1 million annually, benefiting customers and shareholders.” Mr. Thornburg added, “I am extremely proud of our people who maintained safe, reliable water service to families and communities during Hurricane Sandy. Despite prolonged power outages, our capable staff provided uninterrupted service to more than 99 percent of our customers and no customer was without water service for more than a half-day.”

Nine Month Operating Results

For the first nine months of 2012, the Company reported net income of $12 million and EPS of $1.39, compared to net income of $9.5 million and EPS of $1.10 for the same period of 2011. Total revenue for the nine month period grew by $12.7 million to $71.2 million compared to the first nine months of 2011. CTWS’s results for the first nine months of 2012 include a contribution of $1.3 million in net income, or EPS of $0.15, from Maine Water, excluding CTWS’s approximately $820,000 of financing costs of the acquisition. The nine month results for 2012 include EPS of $0.11 generated by the Real Estate segment through a sale of protected open space land to the Town of Plymouth, Connecticut.
Operating expenses in the first nine months increased $6.7 million to $48.1 million compared to $41.4 million for the same period in 2011, which was largely attributable to the Maine Water acquisition. Excluding the operating expenses attributable to Maine Water,

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operating expenses increased $85,000 over the first nine months of 2011. As with the three month results, a decrease in tax expense associated with the refinancing of long-term debt offset increased pension and other benefits costs.

Further Expansion in the State of Maine
On July 19, 2012, CTWS announced that it had reached an agreement to acquire the Biddeford and Saco Water Company that serves nearly 16,000 customers in southern Maine. Under the agreement, the acquisition will be executed through a stock-for-stock merger transaction valued (as of July 18, 2012) at approximately $11.4 million. Holders of Biddeford and Saco Water Company common stock will receive shares of CTWS common stock in a tax-free exchange. CTWS will also assume approximately $8.4 million in debt of Biddeford and Saco Water Company. The transaction reflects a total enterprise value of approximately $19.8 million (as of July 18, 2012).
On November 7, 2012, the Maine Public Utilities Commission approved a stipulation agreement between the Biddeford and Saco Water Company, Maine Water, the City of Biddeford and Public Advocate that provides the required state regulatory approval. The approval of the shareholders of the Biddeford and Saco Water Company is required. CTWS anticipates a closing in the fourth quarter of 2012. When the closing is completed, CTWS will serve nearly 32,000 customers, or a population of about 100,000 people, in Maine making it the largest investor-owned water utility in the state, and New England’s fastest growing water utility company.
Mr. Thornburg stated, "I am pleased that we were able to secure regulatory approval in under four months by working closely with all of the stakeholders. Over the long-term, we expect to leverage the economies of scale and seek opportunities to share staff, resources, systems and services between Maine Water and Biddeford and Saco Water Company to provide the best, most cost effective service for customers. In addition, CTWS will provide Biddeford and Saco Water Company with access to capital to make important investments in its water system and infrastructure to maintain water quality and enhance reliability of service.”

Connecticut Water Service, Inc. is the largest publicly traded water company based in New England. Through its wholly-owned public water utility subsidiaries, The Connecticut

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Water Company and The Maine Water Company, the Company provides drinking water to 106,000 customers, or about 350,000 people, throughout the states of Connecticut and Maine.

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News media contact:

Daniel J Meaney, APR,
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664-6016

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Connecticut Water’s proposed acquisition of the Biddeford and Saco Water Company. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving anticipated benefits or cost savings from the merger or in achieving such anticipated benefits or cost savings within the expected time frame, difficulties in integrating Biddeford and Saco Water into Connecticut Water, increased competitive pressures, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which the Company and Biddeford and Saco Water are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Connecticut Water files with the Securities and Exchange Commission (“SEC”). We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information About the Merger and Where to Find It
In connection with the pending acquisition of BSWC, CTWS has filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933 (File No. 333-183708), containing a joint proxy statement of BSWC that also constitutes a prospectus of CTWS (the “Joint Proxy Statement/Prospectus”) and other documents regarding the proposed transaction.

Before making any voting or investment decisions, we urge investors and security holders to read the Joint Proxy Statement/Prospectus (including all amendments and supplements thereto) and other documents filed with the SEC carefully and in their entirety when they become available, because they will contain important information about CTWS, BSWC and the proposed merger.

When available, copies of the Joint Proxy Statement/Prospectus will be mailed to BSWC’s shareholders. Copies of the Joint Proxy Statement/Prospectus may be obtained free of charge at the SEC's web site at www.sec.gov, or by directing a request to CTWS's Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-428-3985, ext. 3056, or on our website at www.ctwater.com. Copies of other documents filed by

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CTWS with the SEC may also be obtained free of charge at the SEC's web site or by directing a request to CTWS at the address provided above.

CTWS and BSWC and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed merger. Information regarding the directors and executive officers of CTWS and BSWC, and their respective interests in CTWS or BSWC, respectively, by security holdings or otherwise is available in the Joint Proxy Statement/Prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

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Connecticut Water Service, Inc. & Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands except per share amounts)	2012	2011	2012	2011

Operating Revenues	$24,461	$20,628	$64,349	$53,976
Other Water Activities Revenues	458	412	1131	1112
Real Estate Revenues	--	--	1450	--
Service and Rentals Revenues	1,586	1,194	4,287	3,457
Total Revenues	$26,505	$22,234	$71,217	$58,545
Operating Expenses	$16,743	$15,799	$48,069	$41,417
Other Utility Income, Net of Taxes	$243	$225	$607	$613
Total Utility Operating Income	$7,961	$5,054	$16,887	$13,172
(Loss) Gain on Property Transactions, Net of Taxes	$(31)	$114	$951	$114
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$329	$296	$1,012	$708
Net Income	$5,974	$3,734	$12,047	$9,472
Net Income Applicable to Common Shareholders	$5,964	$3,724	$12,018	$9,443
Basic Earnings Per Average Common Share	$0.69	$0.43	$1.39	$1.1
Diluted Earnings Per Average Common Share	$0.67	$0.42	$1.36	$1.08
Basic Weighted Average Common Shares Outstanding	8,689	8,622	8,669	8,601
Diluted Weighted Average Common Shares Outstanding	8,829	8,729	8,805	8,711
Book Value Per Share	$14.30	$13.50	$14.30	$13.50

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	September 30, 2012	September 30, 2011

ASSETS
Net Utility Plant	$422,582	$354,555
Current Assets	31,741	24,172
Other Assets	107,154	56,866

Total Assets	$561,477	$435,593

CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$126,575	$117,986
Preferred Stock	772	772
Long-Term Debt	187,334	111,305
Current Liabilities	35,785	39,587
Other Liabilities and Deferred Credits	211,011	165,943
Total Capitalization and Liabilities	$561,477	$435,593